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                                                                        5. 5. 95

                                VOTING TRUST AGREEMENT

    THIS AGREEMENT is entered into and effective June 10, 1995 between and among the following persons all of whom are shareholders (the "shareholders") of Earthlink Network, Inc., a California corporation (the "corporation"):

                                       Sky Dayton
                                       Reed Slatkin
                                       Kevin O'Donnell

and the following persons or entities being sometimes referred to as "trustees":

                                       Reed Slatkin
                                       Kevin O'Donnell

1. EXCHANGE OF SHARES FOR VOTING TRUST CERTIFICATES. Simultaneously with the execution of this Agreement, the shareholders shall deliver to the trustees properly endorsed certificates for all shares currently and subsequently owned by such shareholders in the corporation. The trustees shall hold the shares transferred to them in trust, subject to the terms of this Agreement. The shareholders shall have no right to withdraw their shares prior to termination of this Agreement as hereinafter provided.

The trustees shall cause the said shares to be transferred to them on the Corporation's books and records. The trustees shall thereupon issue and deliver to each of the shareholders voting trust certificates, in the form shown in EXHIBIT A to this Agreement, for the number of shares so transferred, subject to satisfying any applicable qualification requirements under the California Corporate Securities Law.

2. TRUSTEES' POWERS, DUTIES AND COMPENSATION. The number of trustees under this Agreement shall be one (2). Action taken unanimously by them constitutes action by the trustees under this Agreement, The trustees may also serve the corporation as officers or directors, or in any other capacity, and may be certificate holders under this Agreement. The trustees shall have all the rights, privileges and powers of a shareholder of the corporation, subject to the limitations set forth below:

    2.1 VOTING RIGHTS. During the existence of this trust, the trustees shall have the sole and exclusive right to vote the shares transferred to them. They may exercise such right in person or by proxy at all shareholder meetings and in all proceedings in which the vote or consent of shareholders is or may be required by the articles of incorporation or bylaws of the corporation, or as a matter of law.


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    With respect to the election of the corporation's directors' the trustees shall exercise such voting rights as they determine in the sound exercise of their discretion.

    As to all other matters of any character whatsoever on which a shareholder vote or approval is required by the articles or bylaws or as a matter of law, or which is submitted to the shareholders for approval, the trustees shall vote the shares only in accordance with the prior written instructions, consent or vote on each such matter by holders of voting trust certificates representing not less than two thirds of the beneficial interests under this trust.

    2.2 NOTICES, DIVIDENDS AND DISTRIBUTIONS. The trustees shall forward to each voting trust certificate holder copies of all notices, reports, statements and other communications received from the corporation. The trustees shall distribute, promptly upon receipt, all dividends and other payments or distributions received from the corporation, to the certificate holders in proportion to their respective interests. If any dividends consist of additional shares having voting rights, the trustees shall hold these shares in trust subject to the terms of this Agreement, and shall issue new voting trust certificates representing the additional shares to the certificate holders in proportion to their beneficial interests, subject to qualification if required under the California Corporate Securities Law.

    2.3 NO RIGHT TO SELL SHARES. The trustees shall have no authority to sell, pledge, hypothecate, encumber or otherwise dispose of the shares transferred to them under this Agreement, or received from the corporation by way of stock split or stock dividend.

    2.4 COMPENSATION OF TRUSTEES. The trustees shall receive no compensation for their services under this Agreement except reimbursement for expenses reasonably and necessarily incurred in performing their duties hereunder. However, this paragraph shall not affect the right of any trustee to compensation from the corporation for services performed on its behalf in some other capacity (as officer, director, employee or otherwise).

    2.5 LIABILITY OF TRUSTEES. The trustees, and each of them, shall not be liable for any error or judgment or mistake of fact or law, or for any action or omission under this Agreement, except for each trustee's own wilful misconduct or gross negligence. No trustee shall be liable for actions or omissions of any other trustee or trustees, or for actions or omissions of any employee or agent of any other trustee or trustees. The trustees may consult with legal counsel, and any action or omission undertaken by them in good faith in accordance with the opinion of legal counsel shall be binding and conclusive on the parties to this Agreement.


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    2.6  REPLACEMENT OF TRUSTEES.  Any trustee may be removed from office by the vote of holders of voting trust certificates representing at least two thirds of the beneficial interests. In case of a trustee's death, resignation or inability to act, the remaining trustees shall appoint a successor. If there are no incumbent trustees, the holders of voting trust certificates representing at least two thirds of the beneficial interests shall elect successor trustees.

3.  TERMINATION.  This Agreement shall terminate on:

    1.   The written agreement of all parties;

    2. The dissolution, bankruptcy, or insolvency of the Corporation;

    3. Registration of the Corporation under Section 12(b) or 12(g) of the Securities Exchange Act of 1934;

    4, Consummation of a public offering of the Corporation's stock;

    5. The sale or merger of the Corporation in a transaction in which all or substantially all of the assets are sold or more than 50% control is transferred.

    6. At such time as only one Shareholder remains.

Otherwise, unless extended as provided below, this Agreement shall terminate automatically ten (10) years after its effective date, or earlier by written instructions, consent or vote of holders of voting trust certificates representing two-thirds of the beneficial interests.

As soon as practicable after termination, the trustees shall deliver to the certificate holders of record share certificates representing the number of shares owned by each holder, properly endorsed for transfer, and certificate holders shall surrender to the trustees their voting trust certificates properly endorsed. Any expenses incurred in connection with the said transfers shall be paid or reimbursed to the trustees by the shareholders. If any voting trust certificate holder fails or refuses to surrender his/her certificate, or cannot be located, the trustees may deliver the share certificates due that holder to the Secretary of the corporation, for the benefit of said person or persons, and upon so doing shall be fully discharged with respect to those share certificates.

4. EXTENSION. The term of this Agreement as stated in the preceding paragraph may be extended for an additional term of up to ten (10) years by written agreement of one or more of the certificate holders entered into within two (2) years before the expiration of the original term, if the trustees consent in


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writing to such extension.  Successive extensions of this Agreement may be effected in the same manner. Any certificate holder who does not agree to the extension shall have the right to return of his/her share certificate at the expiration of the current term, in accordance with the procedures described in the preceding paragraph.

5. FILING, INSPECTION RIGHTS. A duplicate of this Agreement and of any extension Agreement as provided in the preceding paragraph shall be filed with the Secretary of the corporation and shall be open for inspection of the same conditions as the corporation's record of shareholders.

6.  MISCELLANEOUS MATTERS.

    6.1 AGREEMENT TO PERFORM NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

    6.2 AMENDMENTS. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.

    6.3 VALIDITY OF AGREEMENT. It is intended that each paragraph of this Agreement shall be viewed as separated and divisible, and in the event that any paragraph shall be held to be invalid, the remaining paragraphs shall continue to be in full force and effect.

    6.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and enforceable by and against the parties to it their respective heirs, legal representatives, successors, and assigns.

    6.5 VALIDITY OF AGREEMENT. All provisions of this Agreement are separate and divisible, and if any part is held invalid, the remaining provisions shall continue in full force and effect.

    6.6 ATTORNEY'S FEES. Should any litigation be commenced between the parties to this Agreement or the parties to this Agreement and the estate of any deceased Shareholder concerning any provision of this Agreement or the rights and obligations of any party or the estate of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his/her attorney's fees in that litigation which shall be determined by the court in that litigation or in a separate action brought for that purpose.

    6.7 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or


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within 72 hours after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the party at the address set forth on the signature page of this Agreement, or any other address that a party may designate by written notice to the others.

    6.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

    6.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    6.10 ARBITRATION. The parties agree that any controversy or claim arising out of or relating to this Agreement, or breach of any of its provisions is to be settled by arbitration in accordance with the rules of the American Arbitration Association in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the Arbitrators may be entered in any Court having competent jurisdiction. All hearing of the Arbitrators are to be held in Los Angeles, California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinabove set forth.

    SHAREHOLDERS                       INITIAL NUMBER OF
                                           SHARES TRANSFERRED

/s/ Reed Slatkin                            156,352
- --------------------------             --------------------------
Reed Slatkin


/s/ Kevin O'Donnell                         156,352
- --------------------------             --------------------------
Kevin O'Donnell


/s/ Sky Dayton                              300,000
- --------------------------             --------------------------
Sky Dayton


                                       TRUSTEES


                                        /s/ Reed Slatkin
                                        --------------------------
                                       Reed Slatkin


                                       /s/ Kevin O'Donnell
                                        --------------------------
                                       Kevin O'Donnell


                                          5

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                                     EXHIBIT "A"
                               VOTING TRUST CERTIFICATE
                               EARTHLINK NETWORK, INC.

Certificate Number
                   ---------

This certifies that the undersigned have received share certificates
representing           shares of the common stock of Earthlink Network, Inc., a
California corporation, designated above. This further certifies that the undersigned hold such share certificates as trustees subject to the terms and conditions of a Voting Trust Agreement dated June 10, 1994, between and among various shareholders of said corporation and the undersigned as trustees, a copy of which is on file with the Secretary of said corporation.

During the term of said Voting Trust Agreement, and subject to its terms and conditions, the holder of this certificate shall be entitled to all dividends and distributions and all other benefits attributable to the share certificates transferred.

The transferability of this Voting Trust Certificate is subject to a Buy-Sell Agreement executed between the shareholders on even date. A new Certificate shall be issued to any transferee only when this Certificate, properly endorsed by the holder designated above, is surrendered to the undersigned trustees.

Upon termination of the said Voting Trust Agreement, and subject to its terms and conditions, the undersigned trustees will deliver to the holder of this Certificate share certificates representing the number of shares designated above, on surrender to the trustees of this Certificate, properly endorsed by the holder, together with payment of a sum sufficient to cover any expenses relating to transfer and delivery of said share certificates.

    Dated Effective June 10, 1994.


                                       TRUSTEES


                                        /s/ Reed Slatkin
                                        --------------------------
                                       Reed Slatkin


                                       /s/ Kevin O'Donnell
                                        --------------------------
                                       Kevin O'Donnell